Bunge Reports Second Quarter 2025 Results
St. Louis, MO - July 30, 2025 - Bunge Global SA (NYSE: BG) today reported second quarter 2025 results
•Q2 GAAP diluted EPS of $2.61 vs. $0.48 in the prior year; $1.31 vs. $1.73 on an adjusted basis excluding certain gains/charges and mark-to-market timing differences
•Agribusiness results better than expected driven by Processing, though down from last year
•Refined and Specialty Oils results reflected lower energy demand due to policy uncertainty
•Recently completed merger with Viterra to create premier global agribusiness solutions company; integration well underway
•Completed sale of US corn milling furthering business alignment with global value chains
•Maintaining adjusted full-year EPS outlook of approximately $7.75

➢	Overview
Greg Heckman, Bunge’s Chief Executive Officer, commented, “Our team delivered better than expected results for the second quarter given market conditions while also making significant progress on our strategic priorities. Most notably, we completed our transformative combination with Viterra. The integration is proceeding well, and we are pleased to begin working aggressively on commercial opportunities. We also completed the sale of our U.S. corn milling business which further simplifies our portfolio along our global integrated value chains.

"With our increased diversity across crops and geographies, we are even better positioned to efficiently connect farmers to consumers and deliver essential food, feed and fuel to the world. I am confident that our enhanced scale and capabilities will allow us to meet the evolving needs of our customers and deliver greater value to all our stakeholders as we move forward.”

➢	Financial Highlights

	Three Months Ended June 30,		Six Months Ended June 30,
(US$ in millions, except per share data)	2025	2024	2025	2024
Net income attributable to Bunge	$354	$70	$555	$314
Net income per share-diluted	$2.61	$0.48	$4.10	$2.17

Mark-to-market timing differences (a)	$(0.69)	$0.82	$(0.62)	$1.75
Certain (gains) & charges (b)	$(0.61)	$0.43	$(0.36)	$0.85
Adjusted Net income per share-diluted (c)	$1.31	$1.73	$3.12	$4.77

Segment EBIT (c) (d)	$659	$361	$1,063	$898
Mark-to-market timing differences (a)	(128)	158	(126)	340
Certain (gains) & charges (b)	(155)	—	(155)	—
Adjusted Segment EBIT (c)	$376	$519	$782	$1,238

Corporate and Other EBIT (c)(e)	$(121)	$(176)	$(197)	$(280)
Certain (gains) & charges (b)	38	62	70	123
Adjusted Corporate and Other EBIT (c)	$(83)	$(114)	$(127)	$(157)

Total EBIT (c)	$538	$185	$866	$618
Mark-to-market timing differences (a)	(128)	158	(126)	340
Certain (gains) & charges (b)	(117)	62	(85)	123
Adjusted Total EBIT (c)	$293	$405	$655	$1,081

(a)Mark-to-market timing impact of certain commodity and freight contracts, readily marketable inventories ("RMI"), and related hedges associated with committed future operating capacity and sales. See note 3 in the Additional Financial Information section of this release for details.
(b)Certain (gains) & charges included in Total earnings before interest and tax ("EBIT") and Net income attributable to Bunge. See Additional Financial Information for details.
(c)Segment earnings before interest and tax ("Segment EBIT"), Adjusted Segment EBIT, Corporate and Other EBIT, Adjusted Corporate and Other EBIT, Total EBIT, Adjusted Total EBIT, and Adjusted Net income per share-diluted are non-GAAP financial measures. Reconciliations to the most directly comparable U.S. GAAP measures are included in the tables attached to this press release and the accompanying slide presentation posted on Bunge's website.
(d)Segment EBIT comprises the aggregate EBIT of Bunge’s Agribusiness, Refined and Specialty Oils and Milling reportable segments, and excludes Corporate and Other activities.
(e)Corporate and Other includes salaries and overhead for corporate functions, including acquisition and integration costs related to the Viterra Acquisition, that are not allocated to the Company’s individual reporting segments, as well as certain other activities including Bunge Ventures, the Company's captive insurance activities, and accounts receivable securitization activities. Corporate and Other also includes historical results of Bunge's previously recognized Sugar & Bioenergy segment. See note 6 in the Additional Financial information section of this release for details.

➢	Second Quarter Results
Reportable Segments
Agribusiness

	Three Months Ended		Six Months Ended
(US$ in millions)	Jun 30, 2025	Jun 30, 2024	Jun 30, 2025	Jun 30, 2024
Volumes (in thousand metric tons)	19,274	20,579	37,551	40,771

Net Sales	$9,167	$9,657	$17,328	$19,397

Gross Profit	$471	$289	$774	$743

Selling, general and administrative expense	$(141)	$(150)	$(276)	$(305)

Foreign exchange gains (losses) – net	$33	$(39)	$62	$(101)

EBIT attributable to noncontrolling interests	$(13)	$7	$(11)	$10

Other income (expense) - net	$28	$56	$90	$109

Income (loss) from affiliates	$3	$(25)	$12	$(40)

Segment EBIT	$381	$138	$651	$416
Mark-to-market timing differences	(148)	160	(150)	369
Certain (gains) & charges	—	—	—	—
Adjusted Segment EBIT	$233	$298	$501	$785
Processing (2)

	Three Months Ended		Six Months Ended
(US$ in millions)	Jun 30, 2025	Jun 30, 2024	Jun 30, 2025	Jun 30, 2024
Processing EBIT	$361	$122	$594	$302
Mark-to-market timing differences	(155)	143	(181)	374
Certain (gains) & charges	—	—	—	—
Adjusted Processing EBIT	$206	$265	$413	$676
Higher results in South America and Asia were more than offset by lower results in Europe and North America.

Merchandising (2)

	Three Months Ended		Six Months Ended
(US$ in millions)	Jun 30, 2025	Jun 30, 2024	Jun 30, 2025	Jun 30, 2024
Merchandising EBIT	$20	$16	$57	$114
Mark-to-market timing differences	7	17	31	(5)
Certain (gains) & charges	—	—	—	—
Adjusted Merchandising EBIT	$27	$33	$88	$109
Improved performance in global grains and oils were more than offset by lower results in our financial services and ocean freight businesses.

Refined & Specialty Oils

	Three Months Ended		Six Months Ended
(US$ in millions)	Jun 30, 2025	Jun 30, 2024	Jun 30, 2025	Jun 30, 2024
Volumes (in thousand metric tons)	2,175	2,300	4,305	4,495

Net Sales	$3,177	$3,121	$6,269	$6,361

Gross Profit	$225	$315	$462	$674

Selling, general and administrative expense	$(107)	$(100)	$(207)	$(200)

Foreign exchange gains (losses) – net	$(3)	$(2)	$(7)	$(13)

EBIT attributable to noncontrolling interests	$(3)	$(12)	$(6)	$(18)

Other income (expense) - net	$(11)	$(16)	$(21)	$(32)

Segment EBIT	$101	$185	$217	$411
Mark-to-market timing differences	15	8	22	(14)
Certain (gains) & charges	—	—	—	—
Adjusted Segment EBIT	$116	$193	$239	$397

Refined & Specialty Oils Summary

Results were down in all regions, but primarily driven by North America and Europe.

Milling

	Three Months Ended		Six Months Ended
(US$ in millions)	Jun 30, 2025	Jun 30, 2024	Jun 30, 2025	Jun 30, 2024
Volumes (in thousand metric tons)	857	971	1,755	1,845

Net Sales	$409	$401	$784	$782

Gross Profit	$47	$66	$91	$126

Selling, general and administrative expense	$(24)	$(24)	$(47)	$(49)

Other income (expense) - net	$155	$(1)	$154	$(3)

Segment EBIT	$177	$38	$195	$71
Mark-to-market timing differences	5	(10)	2	(15)
Certain (gains) & charges	(155)	—	(155)	—
Adjusted Segment EBIT	$27	$28	$42	$56

Milling Summary

Higher results in North America were more than offset by lower results in South America.

Corporate and Other(6)

	Three Months Ended		Six Months Ended
(US$ in millions)	Jun 30, 2025	Jun 30, 2024	Jun 30, 2025	Jun 30, 2024
Gross Profit	$(5)	$(6)	$8	$(3)

Selling, general and administrative expense	$(146)	$(175)	$(268)	$(334)

Foreign exchange gains (losses) – net	$14	$6	$16	$1

Other income (expense) - net	$15	$18	$46	$51

Income (loss) from affiliates	$—	$(20)	$—	$3

Corporate and Other EBIT	$(121)	$(176)	$(197)	$(280)
Certain (gains) & charges	38	62	70	123
Adjusted Corporate and Other EBIT	$(83)	$(114)	$(127)	$(157)

Corporate

	Three Months Ended		Six Months Ended
(US$ in millions)	Jun 30, 2025	Jun 30, 2024	Jun 30, 2025	Jun 30, 2024
Corporate EBIT	$(120)	$(168)	$(207)	$(308)
Certain (gains) & charges	38	62	70	123
Adjusted Corporate EBIT	$(82)	$(106)	$(137)	$(185)
Other

	Three Months Ended		Six Months Ended
(US$ in millions)	Jun 30, 2025	Jun 30, 2024	Jun 30, 2025	Jun 30, 2024
Other EBIT	$(1)	$(8)	$10	$28
Certain (gains) & charges	—	—	—	—
Adjusted Other EBIT	$(1)	$(8)	$10	$28

Corporate and Other Summary

The decrease in Corporate expenses was primarily driven by performance-based compensation. Prior year Other results include a loss of $21 million from the sugar & bioenergy joint venture that we divested in the fourth quarter of last year.

Cash Flow

	Six Months Ended
	Jun 30, 2025	Jun 30, 2024
Cash provided by (used for) operating activities	$(1,357)	$(480)
Certain reconciling items to Adjusted funds from operations (4)	2,050	1,375
Adjusted funds from operations (4)	$693	$895

Cash used for operations in the six months ended June 30, 2025 and June 30, 2024 was $1,357 million and $480 million, respectively. The reduction of cash from operations was primarily driven by net changes in working capital. Adjusted funds from operations (FFO) was $693 million compared to $895 million in the prior year.(4)

Income Taxes

For the six months ended June 30, 2025, income tax expense was $204 million compared to $147 million in the prior year. The increase was primarily due to higher pre-tax income in 2025.

➢	Outlook(5)
Taking into account second quarter results, the current margin and macro environment and forward curves, we continue to forecast full-year 2025 adjusted EPS of approximately $7.75, which no longer includes second half earnings from our corn milling business because of its sale which closed on June 30, 2025. This forecast excludes the impact of Viterra, which closed on July 2, 2025.

In Agribusiness, full-year results are forecasted to be higher than our previous outlook driven by Processing, but remain down from last year.

In Refined and Specialty Oils, full-year results are expected to be down from our previous outlook reflecting the softer second quarter performance and down from last year.

In Milling, full-year results are expected to be down from our previous outlook reflecting the sale of corn milling and in line with last year.

In Corporate and Other, full-year results are expected to be in line with our previous outlook and more favorable than last year.

Additionally, the Company expects the following for 2025: an adjusted annual effective tax rate in the range of 21% to 25%; net interest expense in the lower end of the range of $220 to $250 million; capital expenditures in the range of $1.5 to $1.7 billion; and depreciation and amortization of approximately $490 million.

We anticipate providing a forecast for the combined company prior to reporting third quarter earnings.

➢	Conference Call and Webcast Details
Bunge Global SA’s management will host a conference call at 8:00 a.m. Eastern (7:00 a.m. Central) on Wednesday, July 30, 2025 to discuss the Company’s results.
Additionally, a slide presentation to accompany the discussion of results will be posted on www.bunge.com.
To access the webcast, go to “Events & Presentations” under “News & Events” in the “Investor Center” section of the company’s website. Select “Q2 2025 Bunge Global SA Conference Call” and follow the prompts. Please go to the website at least 15 minutes prior to the call to register and download any necessary audio software.

To listen to the call, please dial 1-844-735-3666. If you are located outside the United States or Canada, dial 1-412-317-5706. Please dial in five to 10 minutes before the scheduled start time. The call will also be webcast live at www.bunge.com.

A call replay will be available later in the day on July 30, 2025, continuing through August 27, 2025. To access it, please dial 1-877-344-7529 in the United States, 1-855-669-9658 in Canada, or 1-412-317-0088 in other locations. When prompted, enter confirmation code 9672348.

➢	About Bunge
At Bunge (NYSE: BG), our purpose is to connect farmers to consumers to deliver essential food, feed and fuel to the world. As a premier agribusiness solutions provider, our team of ~37,000 dedicated employees partner with farmers across the globe to move agricultural commodities from where they’re grown to where they’re needed—in faster, smarter, and more efficient ways. We are a world leader in grain origination, storage, distribution, oilseed processing and refining, offering a broad portfolio of plant-based oils, fats, and proteins. We work alongside our customers at both ends of the value chain to deliver quality products and develop tailored, innovative solutions that address evolving consumer needs. With 200+ years of experience and presence in over 50 countries, we are committed to strengthening global food security, advancing sustainability, and helping communities prosper where we operate. Bunge has its registered office in Geneva, Switzerland and its corporate headquarters in St. Louis, Missouri. Learn more at Bunge.com.

➢	Website Information
We routinely post important information for investors on our website, www.bunge.com, in the "Investors" section. We may use this website as a means of disclosing material, non-public information and for complying with our disclosure obligations under Regulation FD. Accordingly, investors should monitor the Investors section of our website, in addition to following our press releases, U.S. Securities and Exchange Commission ("SEC") filings, public conference calls, presentations and webcasts. The information contained on, or that may be accessed through, our website is not incorporated by reference into, and is not a part of, this document.

➢	Cautionary Statement Concerning Forward Looking Statements
The Private Securities Litigation Reform Act of 1995 provides a "safe harbor" for forward looking statements to encourage companies to provide prospective information to investors. This press release includes forward looking statements that reflect our current expectations and projections about our future results, performance, prospects and opportunities. Forward looking statements include all statements that are not historical in nature. We have tried to identify these forward looking statements by using words including "may," "will," "should," "could," "expect," "anticipate," "believe," "plan," "intend," "estimate," "continue" and similar expressions. These forward looking statements are subject to a number of risks, uncertainties, assumptions and other factors that could cause our actual results, performance, prospects or opportunities to differ materially from those expressed in, or implied by, these forward looking statements. The following factors, among others, could cause actual results to differ from these forward looking statements:

•the impact on our employees, operations, and facilities from the war in Ukraine and the resulting economic and other sanctions imposed on Russia, including the impact on us resulting from the continuation and/or escalation of the war and sanctions against Russia;
•the effect of weather conditions and the impact of crop and animal disease on our business;
•the impact of global and regional economic, agricultural, financial and commodities market, political, social and health conditions;
•changes in government policies and laws affecting our business, including agricultural and trade (including tariff) policies, financial markets regulation and environmental, tax and biofuels regulation;
•the impact of seasonality;
•the impact of government policies and regulations;
•the outcome of pending regulatory and legal proceedings;
•our ability to complete, integrate and benefit from acquisitions, divestitures, joint ventures and strategic alliances, including without limitation Bunge’s business combination with Viterra Limited (“Viterra”);
•the impact of industry conditions, including fluctuations in supply, demand and prices for agricultural commodities and other raw materials and products that we sell and use in our business, fluctuations in energy and freight costs and competitive developments in our industries;
•the effectiveness of our capital allocation plans, funding needs and financing sources;
•the effectiveness of our risk management strategies;
•operational risks, including industrial accidents, natural disasters, pandemics or epidemics, wars and cybersecurity incidents;
•changes in foreign exchange policy or rates;
•the impact of our dependence on third parties;
•our ability to attract and retain executive management and key personnel; and
•other factors affecting our business generally.

The forward looking statements included in this release are made only as of the date of this release, and except as otherwise required by federal securities law, we do not have any obligation to publicly update or revise any forward looking statements to reflect subsequent events or circumstances.

You should refer to "Item 1A. Risk Factors" in our Annual Report on Form 10-K for the year ended December 31, 2024 filed with the SEC on February 20, 2025.

Investor Contact: Mark Haden Bunge Global SA Mark.Haden@bunge.com	Media Contact: Bunge News Bureau Bunge Global SA 636-292-3022 news@bunge.com

➢	Additional Financial Information
Certain gains and (charges), quarter-to-date
The following table provides a summary of certain gains and (charges) that may be of interest to investors, including a description of these items and their effect on Net income (loss) attributable to Bunge, Earnings per share diluted and EBIT for the three month periods ended June 30, 2025 and 2024.

(US$ in millions, except per share data)	Net Income (Loss) Attributable to Bunge		Earnings Per Share Diluted		EBIT
Three months ended June 30,	2025	2024	2025	2024	2025	2024

Reportable Segments:	$118	$—	$0.87	$—	$155	$—
Agribusiness	$—	$—	$—	$—	$—	$—

Refined and Specialty Oils	$—	$—	$—	$—	$—	$—
RCF
Milling	$118	$—	$0.87	$—	$155	$—
Gain on sale of a business	118	—	0.87	—	155	—

Corporate and Other:	$(36)	$(62)	$(0.26)	$(0.43)	$(38)	$(62)
Acquisition and integration costs	(36)	(62)	(0.26)	(0.43)	(38)	(62)

Total	$82	$(62)	$0.61	$(0.43)	$117	$(62)
See Definition and Reconciliation of Non-GAAP Measures.

Reportable Segments
Milling
EBIT for the three months ended June 30, 2025 included a $155 million gain on sale from the disposition of our corn milling business in North America, recorded in Other income (expense) - net.
Corporate and Other
The following is a summary of acquisition and integration costs related to the consummated business combination with Viterra recorded in the Company's Condensed Consolidated Statements of Income (Loss).

	Three Months Ended
(US$ in millions)	Jun 30, 2025	Jun 30, 2024
Cost of goods sold	$(3)	$—
Selling, general and administrative expenses	(35)	(62)
Interest expense	(3)	(4)
Income tax (expense) benefit	5	4
Net income (loss)	$(36)	$(62)

Certain gains and (charges), year-to-date
The following table provides a summary of certain gains and (charges) that may be of interest to investors, including a description of these items and their effect on Net income (loss) attributable to Bunge, Earnings per share diluted and EBIT for the six month periods ended June 30, 2025 and 2024.

(US$ in millions, except per share data)	Net Income (Loss) Attributable to Bunge		Earnings Per Share Diluted		EBIT
Six months ended June 30,	2025	2024	2025	2024	2025	2024

Reportable Segments:	$118	$—	$0.87	$—	$155	$—
Agribusiness	$—	$—	$—	$—	$—	$—

Refined and Specialty Oils	$—	$—	$—	$—	$—	$—

Milling	$118	$—	$0.87	$—	$155	$—
Gain on sale of a business	118	—	0.87	—	155	—

Corporate and Other:	$(69)	$(123)	$(0.51)	$(0.85)	$(70)	$(123)
Acquisition and integration costs	(69)	(123)	(0.51)	(0.85)	(70)	(123)

Total	$49	$(123)	$0.36	$(0.85)	$85	$(123)
See Definition and Reconciliation of Non-GAAP Measures.

Reportable Segments
Milling
EBIT for the six months ended June 30, 2025 included a $155 million gain on sale from the disposition of our corn milling business in North America, recorded in Other income (expense) - net.
Corporate and Other
The following is a summary of acquisition and integration costs related to the consummated business combination with Viterra recorded in the Company's Condensed Consolidated Statements of Income (Loss).

	Six Months Ended
(US$ in millions)	Jun 30, 2025	Jun 30, 2024
Cost of goods sold	$(3)	$—
Selling, general and administrative expenses	(67)	(123)
Interest expense	(7)	(8)
Income tax (expense) benefit	8	8
Net income (loss)	$(69)	$(123)

➢	Condensed Consolidated Earnings Data (Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
(US$ in millions, except per share data)	2025	2024	2025	2024
Net sales	$12,769	$13,241	$24,412	$26,658
Cost of goods sold	(12,031)	(12,577)	(23,077)	(25,118)
Gross profit	738	664	1,335	1,540
Selling, general and administrative expenses	(418)	(449)	(798)	(888)
Foreign exchange gains (losses) – net	44	(37)	69	(115)
Other income (expense) – net	187	57	269	125
Income (loss) from affiliates	3	(46)	8	(38)
EBIT attributable to noncontrolling interest (a) (1)	(16)	(4)	(17)	(6)
Total EBIT	538	185	866	618
Interest income	46	37	105	79
Interest expense	(106)	(123)	(210)	(231)
Income tax (expense) benefit	(124)	(30)	(204)	(147)
Noncontrolling interest share of interest and tax (a) (1)	—	1	(2)	(5)
Net income (loss) attributable to Bunge (1)	$354	$70	$555	$314

Net income (loss) attributable to Bunge shareholders - diluted	$2.61	$0.48	$4.10	$2.17
Weighted–average shares outstanding - diluted	136	143	135	144

(a) The line items "EBIT attributable to noncontrolling interest" and "Noncontrolling interest share of interest and tax" when combined, represent consolidated Net (income) loss attributable to noncontrolling interests and redeemable noncontrolling interests on a U.S. GAAP basis of presentation.

➢	Condensed Consolidated Balance Sheets (Unaudited)

	June 30,	December 31,
(US$ in millions)	2025	2024
Assets
Cash and cash equivalents	$6,790	$3,311
Trade accounts receivable, net	2,258	2,148
Inventories (a)	8,014	6,491
Assets held for sale	178	8
Other current assets	4,205	4,000
Total current assets	21,445	15,958
Property, plant and equipment, net	5,828	5,254
Operating lease assets	1,002	932
Goodwill and other intangible assets, net	776	774
Investments in affiliates	862	779
Other non-current assets	1,241	1,202
Total assets	$31,154	$24,899

Liabilities and Equity
Short-term debt	$3,535	$875
Current portion of long-term debt	690	669
Trade accounts payable	2,894	2,777
Current operating lease obligations	282	286
Liabilities held for sale	67	10
Other current liabilities	2,916	2,818
Total current liabilities	10,384	7,435
Long-term debt	7,044	4,694
Non-current operating lease obligations	662	595
Other non-current liabilities	1,108	1,226
Total liabilities	19,198	13,950
Redeemable noncontrolling interest	61	4
Total equity	11,895	10,945
Total liabilities, redeemable noncontrolling interest and equity	$31,154	$24,899
(a) Includes RMI of $6,657 million and $5,224 million at June 30, 2025 and December 31, 2024, respectively.

➢	Condensed Consolidated Statements of Cash Flows (Unaudited)

	Six Months Ended June 30,
(US$ in millions)	2025	2024
Operating Activities
Net income (loss) (1)	$574	$325
Adjustments to reconcile net income (loss) to cash provided by (used for) operating activities:
Foreign exchange (gain) loss on net debt	(208)	103
Depreciation, depletion and amortization	236	226
Share-based compensation expense	35	34
Deferred income tax expense (benefit)	20	(27)
(Gain) loss on sale of investments and property, plant and equipment	(148)	(1)
Results from affiliates	(8)	38
Other, net	87	59
Changes in operating assets and liabilities, excluding the effects of acquisitions and dispositions:
Trade accounts receivable	(110)	173
Inventories	(1,261)	(1,273)
Secured advances to suppliers	(254)	88
Trade accounts payable and accrued liabilities	(55)	(147)
Advances on sales	(107)	(90)
Net unrealized (gain) loss on derivative contracts	(120)	329
Margin deposits	(59)	(315)
Recoverable and income taxes, net	71	(149)
Marketable securities	16	(21)
Other, net	(66)	168
Cash provided by (used for) operating activities	(1,357)	(480)
Investing Activities
Payments made for capital expenditures	(716)	(533)
Proceeds from investments	850	554
Payments for investments	(783)	(638)
Settlement of net investment hedges	(27)	(1)
Proceeds from disposal of business and property, plant and equipment	472	3
Proceeds from sale of investments in affiliates	100	103
Payments for investments in affiliates	(63)	(18)
Other, net	65	(18)
Cash provided by (used for) investing activities	(102)	(548)
Financing Activities
Net borrowings (repayments) of short-term debt	2,664	177
Net proceeds (repayments) of long-term debt	2,246	14
Repurchases of registered or common shares	—	(400)
Dividends paid to registered or common shareholders	(185)	(191)
Contributions from (Return of capital to) noncontrolling interest	30	31
Sale of redeemable noncontrolling interest	206	—
Acquisition of noncontrolling interest	(18)	—
Other, net	(5)	(19)
Cash provided by (used for) financing activities	4,938	(388)
Effect of exchange rate changes on cash and cash equivalents, and restricted cash	5	(6)
Net increase (decrease) in cash and cash equivalents, and restricted cash	3,484	(1,422)
Cash and cash equivalents, and restricted cash - beginning of period	3,328	2,623
Cash and cash equivalents, and restricted cash - end of period	$6,812	$1,201

➢	Definition and Reconciliation of Non-GAAP Measures
This earnings release contains certain "non-GAAP financial measures" as defined in Regulation G of the Securities Exchange Act of 1934. Bunge has reconciled these non-GAAP financial measures to the most directly comparable U.S. GAAP measures below. These measures may not be comparable to similarly titled measures used by other companies.
Total EBIT and Adjusted Total EBIT
Bunge uses earnings before interest and tax ("EBIT”) to evaluate the operating performance of its individual reportable segments as well as Corporate and Other results. Total EBIT excludes EBIT attributable to noncontrolling interests. Bunge also uses Segment EBIT, Corporate and Other EBIT and Total EBIT to evaluate the operating performance of Bunge’s reportable segments and Total reportable segments together with Corporate and Other activities. Segment EBIT is the aggregate of the earnings before interest and taxes of each of Bunge’s Agribusiness, Refined and Specialty Oils, and Milling segments. Total EBIT is the aggregate of the earnings before interest and taxes of Bunge’s reportable segments, together with its Corporate and Other activities.
Adjusted Segment EBIT, Adjusted Corporate and Other EBIT and Adjusted Total EBIT, are calculated by excluding temporary mark-to-market timing differences, as defined in note 3 below, and certain gains and (charges), as described in "Additional Financial Information" above, from Segment EBIT, Corporate and Other EBIT, and Total EBIT, respectively.
Segment EBIT, Corporate and Other EBIT, Total EBIT, Adjusted Segment EBIT, Adjusted Corporate and Other EBIT, and Adjusted Total EBIT are non-GAAP financial measures and are not intended to replace Net income (loss) attributable to Bunge, the most directly comparable U.S. GAAP financial measure. Bunge's management believes these non-GAAP measures are a useful measure of its operating profitability, since the measures allow for an evaluation of performance without regard to financing methods or capital structure. For this reason, operating performance measures such as these non-GAAP measures are widely used by analysts and investors in Bunge's industries. These non-GAAP measures are not a measure of consolidated operating results under U.S. GAAP and should not be considered as an alternative to Net income (loss) or any other measure of consolidated operating results under U.S. GAAP.
Net Income (loss) attributable to Bunge to Adjusted Net Income (loss) attributable to Bunge
Adjusted Net Income (loss) excludes temporary mark-to-market timing differences, as defined in note 3 below, and certain gains and (charges), as described in "Additional Financial Information" above, and is a non-GAAP financial measure. This measure is not a measure of Net income (loss) attributable to Bunge, the most directly comparable U.S. GAAP financial measure. It should not be considered as an alternative to Net Income (loss) attributable to Bunge, Net Income (loss), or any other measure of consolidated operating results under U.S. GAAP.  Bunge's management believes Adjusted Net income (loss) is a useful measure of the Company's profitability.
We also have presented projected Adjusted Net income per share for 2025. This information is provided only on a non-GAAP basis without reconciliation to projected Net Income per share for 2025, the most directly comparable U.S. GAAP measure. The most directly comparable GAAP measure has not been provided due to the inability to quantify certain amounts necessary for such reconciliation, including but not limited to potentially significant future market price movements over the remainder of the year.

Below is a reconciliation of Net income (loss) attributable to Bunge, to Total EBIT, and Adjusted Total EBIT:

	Three Months Ended June 30,		Six Months Ended June 30,
(US$ in millions)	2025	2024	2025	2024
Net income (loss) attributable to Bunge	$354	$70	$555	$314
Interest income	(46)	(37)	(105)	(79)
Interest expense	106	123	210	231
Income tax expense (benefit)	124	30	204	147
Noncontrolling interest share of interest and tax	—	(1)	2	5
Total EBIT	$538	$185	$866	$618

Agribusiness EBIT	$381	$138	$651	$416
Refined and Specialty Oils EBIT	101	185	217	411
Milling EBIT	177	38	195	71
Segment EBIT	$659	$361	$1,063	$898

Corporate and Other EBIT(6)	$(121)	$(176)	$(197)	$(280)

Total EBIT	$538	$185	$866	$618
Mark-to-market timing difference	(128)	158	(126)	340
Certain (gains) & charges	(117)	62	(85)	123
Adjusted Total EBIT	$293	$405	$655	$1,081

Below is a reconciliation of Net income (loss) attributable to Bunge, to Adjusted Net income (loss) attributable to Bunge:

	Three Months Ended June 30,		Six Months Ended June 30,
(US$ in millions, except per share data)	2025	2024	2025	2024
Net income (loss) attributable to Bunge	$354	$70	$555	$314
Adjustment for Mark-to-market timing difference	(94)	116	(84)	252
Adjusted for Certain (gains) and charges:
Gain on sale of a business	(118)	—	(118)	—
Acquisition and integration costs	36	62	69	123
Adjusted Net income (loss) attributable to Bunge	$178	$248	$422	$689
Weighted-average shares outstanding - diluted (a)	136	143	135	144
Adjusted Net income (loss) per share - diluted	$1.31	$1.73	$3.12	$4.77
(a) There were less than 1 million anti-dilutive outstanding stock options or contingently issuable restricted stock units excluded from the weighted-average number of shares outstanding for each of the three and six months ended June 30, 2025 and 2024.

Adjusted Funds From Operations

Adjusted FFO is calculated by excluding from Cash provided by (used for) operating activities, foreign exchange gain (loss) on net debt, working capital changes, net (income) loss attributable to noncontrolling interests and redeemable noncontrolling interests, and mark-to-market timing differences after tax. Adjusted FFO is a non-GAAP financial measure and is not intended to replace Cash provided by (used for) operating activities, the most directly comparable U.S. GAAP financial measure. Bunge's management believes the presentation of this measure allows investors to view its cash generating performance using the same measure that management uses in evaluating financial and business performance and trends without regard to foreign exchange gains and losses, working capital changes and mark-to-market timing differences. This non-GAAP measure is not a measure of consolidated cash flow under U.S. GAAP and should not be considered as an alternative to Cash provided by (used for) operating activities, Net increase (decrease) in cash and cash equivalents, and restricted cash, or any other measure of consolidated cash flow under U.S. GAAP.

➢	Notes
(1)    A reconciliation of Net income (loss) attributable to Bunge, to Net income (loss) is as follows:

	Three months ended June 30,		Six months ended June 30,
(US$ in millions)	2025	2024	2025	2024
Net income (loss) attributable to Bunge	$354	$70	$555	$314
EBIT attributable to noncontrolling interest	16	4	17	6
Noncontrolling interest share of interest and tax	—	(1)	2	5
Net income (loss)	$370	$73	$574	$325
(2)    The Processing business included in our Agribusiness segment consists of: global oilseed processing activities, which principally include the origination and crushing of oilseeds (including soybeans, canola, rapeseed and sunflower seed) into protein meals and vegetable oils; the distribution of oilseeds, oilseed products and fertilizer products through our port terminals and transportation assets (including trucks, railcars, barges and ocean vessels); fertilizer production; and biodiesel production, which is partially conducted through joint ventures.
The Merchandising business included in our Agribusiness segment primarily consists of: global grain origination activities, which principally include the purchasing, cleaning, drying, storing and handling of corn, wheat and barley at our network of grain elevators; global trading and distribution of grains and oils; logistical services for the distribution of these commodities to our customer markets through our port terminals and transportation assets (including trucks, railcars, barges and ocean vessels); and financial services and activities for customers from whom we purchase commodities, and other third parties.
(3)    Mark-to-market timing difference comprises the estimated net temporary impact resulting from unrealized period-end gains/losses associated with the fair valuation of certain forward contracts, RMI, and related futures contracts associated with our committed future operating capacity and sales. The impact of these mark-to-market timing differences, which is expected to reverse over time due to the forward contracts, RMI, and related futures contracts being part of an economically-hedged position, is not representative of the operating performance of our business.
(4)    A reconciliation of Cash provided by (used for) operating activities to Adjusted funds from operations (FFO) is as follows:

	Six months ended June 30,
(US$ in millions)	2025	2024
Cash provided by (used for) operating activities	$(1,357)	$(480)
Foreign exchange gain (loss) on net debt	208	(103)
Working capital changes	1,945	1,237
Net (income) loss attributable to noncontrolling interests and redeemable noncontrolling interests	(19)	(11)
Mark-to-Market timing difference, after tax	(84)	252
Adjusted FFO	$693	$895
(5)    We have not presented a comparable U.S. GAAP financial measure for any full-year 2025 outlook financial measures presented on an adjusted, non-GAAP basis because the information necessary for such presentation is unavailable at this time. The information necessary to prepare the comparable U.S. GAAP presentation could result in significant differences from the non-GAAP financial measures presented in this release. Please see “Definition and Reconciliation of Non-GAAP Measures” for more information.
(6)    Effective January 1, 2025, Bunge's Sugar & Bioenergy segment reporting activity has been reclassified to Corporate and Other. Historically, the Sugar & Bioenergy segment was primarily comprised of our previously owned 50% interest in the BP Bunge Bioenergia joint venture, which was divested in the fourth quarter of 2024. Following the divestment, Bunge no longer separately presents a Sugar & Bioenergy segment as the remaining activity is insignificant, nor separately present segment results between Core segment and Non-core segment. Corresponding prior period amounts have been restated to conform to current period presentation. This change has no impact on previously-reported condensed consolidated earnings data, condensed consolidated balance sheets, or condensed consolidated statements of cash flows.